UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 8, 2014

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35117	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

95 Chestnut Ridge Road, Montvale, New Jersey		07645
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (201) 641-6600

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

At the annual meeting of stockholders of AEP Industries Inc. (the “Company”) on April 8, 2014, stockholders elected the two Class A director nominees to the Company’s Board of Directors (the “Board”) to serve three-year terms, ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2014, and approved (on an advisory basis) the compensation of the Company’s named executive officers.

For Proposal 1, the two nominees receiving the most votes cast were elected as directors. Proposals 2 and 3 required the affirmative vote of the holders of a majority of shares entitled to vote and present at the meeting. The Proposals are described in detail in the Company’s definitive proxy statement filed on February 21, 2014 with the Securities and Exchange Commission.

The results of the voting are shown below.

Proposal 1—Election of Directors

Class A Nominees	Votes For	Votes Withheld	Broker Non-Votes
Ira M. Belsky	2,442,821	798,044	560,255
John J. Powers	2,386,380	854,485	560,255

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

Votes For	Votes Against	Votes Abstain
3,795,878	4,636	606

Proposal 3—Advisory Vote on Named Executive Officer Compensation

Votes For	Votes Against	Votes Abstain	Broker Non-Votes
3,186,581	7,991	46,227	560,321

Item 8.01.	Other Events.

On April 8, 2014, the Company’s Board authorized an increase to the Company’s current stock repurchase program. The Board approved an increase to the February 2014 Stock Repurchase Program, which had approximately $9.1 million remaining available for repurchases, to $19.1 million (an increase of $10.0 million). Repurchases may be made in the open market, in privately negotiated transactions or by other means, from time to time, subject to market conditions, applicable legal requirements and other factors, including the limitations set forth in the Company’s debt covenants. The program does not obligate the Company to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion.

Also on April 8, 2014, the Board voted to decrease the size of the Board from nine to eight directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.

Date: April 11, 2014	By:	/s/ LINDA N. GUERRERA
Linda N. Guerrera
Vice President and Controller

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